Exhibit 5.1

July 24, 2025

Abivax S.A.

7-11 boulevard Haussmann

75009 Paris

France

Ladies and Gentlemen:

We are acting as special French counsel to Abivax S.A., a société anonyme organized under the law of France (the “Company”), in connection with the offering and sale by the Company of 10,156,000 American Depositary Shares (the “ADSs”), which represent 10,156,000 ordinary shares of the Company (the “New Shares”), with a par value of €0.01 per ordinary share (the “Ordinary Shares”), which number may be increased by up to 1,523,400 additional Ordinary Shares delivered in the form of ADSs (the “Additional New Shares” and together with the New Shares, the “Offered Shares” and together with the ADSs, the “Offered Securities”), pursuant to the Underwriting Agreement, dated July 23, 2025 (the “Underwriting Agreement”), by and among the Company and Leerink Partners LLC, Piper Sandler & Co. and Guggenheim Securities, LLC for themselves and as representatives of the other underwriters named therein.

In rendering the opinion expressed below, we have examined and relied on originals or copies, certified or otherwise identified to our satisfaction, of such agreements, corporate records and other instruments and such documents, certificates and receipts of public officials, certificates of officers and other representatives of the Company and others, and such other documents as we have deemed necessary or appropriate as a basis for rendering the opinion set forth below, including the following documents:

(a)

the registration statement on Form F-3ASR (Registration No 333-288884) with respect to the Offered Securities filed by the Company on July 23, 2025 with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”) (such registration statement, as amended, including information deemed to be a part of such registration statement at the time of effectiveness pursuant to Rule 430B promulgated under the Securities Act, being hereinafter referred to as the “Registration Statement”;

(b)

the preliminary prospectus supplement to the base Registration Statement relating to the Offered Securities dated July 23, 2025 filed by the Company with the Commission under the Securities Act pursuant to Rule 424(b)(5);

(c)	the final prospectus supplement, as filed on July 24, 2025 with the Commission pursuant to Rule 424(b)(5) promulgated under the Securities Act (the “Prospectus Supplement”);

(d)	an executed copy of the Underwriting Agreement;

(e)

an executed copy of the deposit agreement entered into on October 24, 2023 by and among the Company, Citibank, N.A., as depositary (the “Depositary”) and all Holders and Beneficial Owners of ADSs issued thereunder (the “Deposit Agreement” and, together with the Underwriting Agreement, the “Transaction Documents”);

(f)	an Extrait K-bis of the Company delivered by the clerk of the Commercial Court of Paris, dated July 23, 2025 (the “K-Bis”);

(g)	a Certificat en matière de procédures collectives for the Company delivered by the clerk of the Commercial Court of Paris, dated July 24, 2025 (the “Good Standing Certificate”);

(h)

an Etat de Privilèges et des Nantissements (Security report (Preferential rights and Pledges) issued by the Greffe du Tribunal de Commerce (Registrar of the Commercial Court) of Paris in respect of the Company dated July 23, 2025;

(i)	a certified copy of the By-laws (statuts) of the Company updated as of June 24, 2025 (the “By-laws”);

(j)	the minutes of the resolutions of the shareholders’ meeting of the Company dated June 6, 2025;

(k)	the minutes of the decisions of the board of directors of the Company dated July 20, 2025;

(l)	the minutes of the CEO (directeur général) of the Company dated July 23, 2025; and

(m)	the minutes of the CEO (directeur général) of the Company dated July 24, 2025;

(hereinafter referred to as the “Examined Documents”).

As to the facts upon which this opinion is based, we have relied, with your consent, upon the foregoing and upon certificates of public officials and certificates and written statements (including the representations and warranties made in the Transaction Documents) of officers, management board members, members of the board of directors, employees and representatives of, and accountants and auditors for, the Company, and the due performance by the parties of their respective obligations set forth in the Transaction Documents, and we have assumed, in this regard, the truthfulness of such representations. We have not independently established the facts so relied on.

In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as original documents and the conformity to original documents of all documents submitted to us as copies. In addition, we have assumed that (i) all natural persons who are signatories to the Transaction Documents have the legal capacity and competence to enter into and perform their respective obligations under the Transaction Documents; (ii) each of the parties to the Transaction Documents (other than the Company) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization; (iii) each of the parties to the Transaction Documents (other than the Company) has the requisite power and authority and has taken the legal action necessary to enter into and perform all of its respective obligations thereunder and to consummate the transactions contemplated thereby; (iv) the Transaction Documents have been duly authorized, executed and delivered by each of the parties thereto (other than the Company); (v) the offering restrictions contained in the Underwriting Agreement and the Prospectus Supplement have been and will be complied with; (vi) the Underwriting Agreement constitutes a valid, binding and enforceable obligation of each party thereto under all applicable laws, in particular the laws of the State of New York by which they are expressed to be governed; (vii) all required authorizations of any kind (including corporate, legal, regulatory, governmental, contractual, etc.), other than with respect to the Company, have been validly and unconditionally obtained by any appropriate means by each signatory, and were valid under the laws that govern its legal existence; (viii) that the execution of the Transaction Documents by the Company and the performance of its obligations thereunder was serving their corporate interests (conforme à son intérêt social); and (ix) that no decision, proceedings, filing or request relating to any proceedings set out in Book VI of the French Commercial code (Livre VI du Code de commerce) has been taken, initiated or filed against the Company between the date of the Examined Documents and this opinion.

We have further assumed that there has been no oral modification of, or amendment or supplement (including any express or implied waiver, however arising) to, any of the Examined Documents or any other documents or instruments used by us to form the basis of the opinion expressed below and that such documents are in full force and effect at all times at which the Offered Securities are issued offered or sold by the Company.

This opinion is rendered by us as lawyers before the Paris Appeal Court and is furnished to you in connection with the legal matters enumerated below, speaks only as of the date hereof and is limited to the laws of France as in effect on the date hereof as currently construed by the French Conseil Constitutionnel, Cour de Cassation and Conseil d’Etat in their decisions as published in major legal journals. We do not express any opinion as to any laws other than French laws as in effect on the date hereof. We express no opinion as to matters of facts. We did not establish or verify the accuracy of facts or the reasonableness of any statement or intention contained in the Examined Documents, or verify that no substantial fact or contractual stipulation has been omitted from the Examined Documents. We express no opinion as to tax matters. We have not undertaken to advise you of any subsequent changes in French law, in the legal status of the Company or any other fact, which hereafter may come to our attention and would be likely to affect the matters evoked herein.

On the basis of the foregoing and such examination of law as we have deemed necessary, and subject to the assumptions, limitations and qualifications set forth in this letter, we are of the opinion that (i) the issuance of the Offered Shares has been duly authorized; and (ii) the Offered Shares, when issued by the Company in accordance with the Shareholders’ Resolutions and the decisions of the Board and of the CEO, pursuant to, and in accordance with, the Underwriting Agreement, upon payment of the consideration provided therein to the Company and issuance of the depositary certificate (certificat du dépositaire) in respect of the Offered Shares, will be validly issued, fully paid and non-assessable.

The opinion expressed above is subject to the following qualifications:

(i)

This opinion is subject to the effect of any laws or regulations relating to bankruptcy, insolvency, moratorium, ad hoc mandate (mandat ad hoc), conciliation, accelerated judicial safeguard (procédure de sauvegarde accélérée), judicial recovery proceedings (redressement judiciaire) or judicial liquidation proceedings (liquidation judiciaire), winding-up, or any other analogous proceedings or circumstances and, as a general rule, subject to the effect of any laws or regulations amending and/or protecting the creditors’ rights. In particular, we do not express any opinion herein as to the enforceability and effectiveness of rights, obligations or recourses of any party to the Examined Documents in the event where one of the proceedings set out in Book VI of the French Commercial code (Livre VI du Code de commerce) would be initiated, or any other similar proceedings would be initiated in a foreign jurisdiction.

(ii)

It should be noted that any such event affecting the Company does not necessarily give rise to immediate formalities at the relevant Register of Commerce and Companies (Registre du Commerce et des Sociétés) and that, once such formalities have been carried out, they are not necessarily recorded immediately on the K-bis or the Good Standing Certificate, which are accordingly not conclusive as to the occurrence of any such event. It should also be noted that the opening of ad hoc mandate (mandat ad hoc) or conciliation (conciliation) proceedings never appears on such document.

(iii)

This opinion is subject to French courts’ sovereign powers of interpretation of agreements (to find out the original intention of the parties when it has not been clearly stated) and appreciation of facts.

This opinion is addressed to you solely for your benefit in connection with the Prospectus Supplement.

It is not to be transmitted to anyone else nor is it to be relied upon by anyone else or for any other purpose or quoted or referred to in any public document (other than the Prospectus Supplement) or filed with anyone without our prior written express consent.

We hereby consent to the filing with the U.S. Securities and Exchange Commission of this opinion as Exhibit 5.1 to the Current Report on Form 6-K, filed on the date hereof by the Company and incorporated by reference into the Registration Statement filed by the Company to effect the registration of the New Shares under the Securities Act and to the reference to Dechert (Paris) LLP under the caption “Legal Matters” in the prospectus constituting a part of such Registration Statement and the Prospectus Supplement. In giving such consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the U.S. Securities and Exchange Commission promulgated thereunder.

This opinion is governed by French law and must be construed in accordance with French law.

Very truly yours,

/s/ Dechert (Paris) LLP

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